EXHIBIT 99.1

11777 San Vicente Blvd., Suite 550

Los Angeles, CA 90049

NEWS RELEASE

ABRAXIS BIOSCIENCE REPORTS RECORD FIRST

QUARTER 2006 ADJUSTED EARNINGS PER SHARE,

EXCLUDING PRIMARILY STOCK OPTION EXPENSE, OF

$0.41, AN INCREASE OF 21 PERCENT

Net Sales Increase 19 Percent to $143.8 Million

ABRAXANE® Continues to Take Market Share in the Metastatic Breast Cancer

Segment and Achieves Highest Unit Share to Date with 9.8 Percent of the

Taxane Market

LOS ANGELES, Calif., (April 28, 2006) - Abraxis BioScience, Inc. (NASDAQ:ABBI), an integrated, global biopharmaceutical company, today reported the financial results of its predecessor company, American Pharmaceutical Partners (APP), for the first quarter ended March 31, 2006. On April 18, 2006 subsequent to the end of the first quarter, APP completed the merger with its parent company, American BioScience, to form Abraxis BioScience. Accordingly, the financial results presented in this news release are for APP on a stand-alone basis.

Adjusted earnings in the first quarter of 2006 per diluted share, excluding the impact of non-cash stock compensation expense and cash merger-related costs net of applicable income taxes, were $0.41 versus $0.34 per share in the 2005 first quarter on the same basis. On a reported basis, net income in the 2006 first quarter increased 21 percent to $27.5 million, or $0.37 per diluted share, versus $22.7 million, or $0.31 per diluted share, in the prior year period.

For the first quarter of 2006, net sales increased 19 percent to $143.8 million compared with net sales of $120.7 million in the 2005 first quarter. Net sales of ABRAXANE for the first quarter of 2006 were $30.1 million. ABRAXANE was launched in the first quarter of 2005. ABRAXANE continues to grow the market and according to NDC, has achieved its highest

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share to date with a 9.8 percent share of the taxane market. Net sales of the injectables business were $113.7 million, an increase of 32 percent versus $85.9 million as compared with the first quarter of 2005. Abraxis leads the multi-source injectables industry in ANDA approvals over the last five years and has already received eight approvals in the U.S. in 2006.

“This has been a transforming quarter for Abraxis BioScience, a quarter that reaffirms our commitment to establishing a company with a unique business model that is poised to be a leading player in this competitive marketplace,” said Patrick Soon-Shiong, M.D., chairman and chief executive officer of Abraxis BioScience. “We’ve moved ahead on all facets of our business. We have completed our merger, announced significant agreements with AstraZeneca that not only double the number of sales representatives selling ABRAXANE and increases the promotional investment for ABRAXANE but also significantly increase our current injectables business, and added to our manufacturing capabilities with the purchase from Pfizer of a European and US compliant manufacturing complex in Puerto Rico. All of these events continue to support our strategic plan to build Abraxis BioScience into a global company focused on critically ill patients.”

Gross margin for the 2006 first quarter was 55.7 percent, which includes an ABRAXANE profit sharing expense of $5.7 million as calculated on the pre-merger basis. This compares with gross margin for the first quarter of 2005 of 61.7 percent, which did not include any ABRAXANE profit sharing expense.

Operating expenses related to ABRAXANE totaled $13.9 million and $13.3 million in the 2006 and 2005 first quarter, respectively.

The company presents adjusted financial information, which excludes stock compensation and merger related expenses to facilitate presentation of its first quarter operations. Refer to the enclosed table for a reconciliation of adjusted net income to GAAP net income.

Cash and short-term investments totaled $150.0 million at March 31, 2006.

2006 Financial Guidance

The company’s outlook for 2006 is as follows, including the positive impact of the recent AstraZeneca transaction:

•	Net sales and operating expenses of the core generic injectable business are expected to increase approximately 15 percent over 2005 levels;

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•	The acquired AstraZeneca branded injectable business is expected contribute an additional $75 million to the injectable business for the second half of 2006 with margins of approximately 60 percent;

•	Net sales of ABRAXANE are expected to be in excess of $200 million;

•	Overall gross margin is anticipated to be in the low 60 percent range relative to net sales;

•	Selling and marketing expenses related to ABRAXANE are expected to approximate $50 million for the full year 2006;

•	Operating expenses related to Abraxis Research division activities are expected to approximate $60 million; and

•	Incremental cash merger-related costs are expected to total $10 to 15 million.

Additionally, as illustrated in the Pro Forma Condensed Consolidated Financial Statements provided in the Information Statement filed with the U.S. Securities and Exchange Commission on March 13, 2006, Abraxis BioScience 2006 operating results will be impacted by various merger-related accounting items.

Conference Call Information and Forward-Looking Statements

On Friday, April 28, 2006, the company will host a conference call with interested parties beginning at 11:30 a.m. (EDT) to review the results of operations for the first quarter ended March 31, 2006. Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements and clinical or FDA developments, and any comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.abraxisbio.com and www.earnings.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for approximately one year beginning shortly after the conclusion of the call.

About ABRAXANE®

The U.S. Food and Drug Administration approved ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE® please visit www.abraxane.com.

Page 4 – Abraxis 2006 First Quarter Financial Results

About Abraxis BioScience, Inc.

Abraxis BioScience, Inc. is an integrated global biopharmaceutical company dedicated to meeting the needs of critically ill patients. The company develops, manufactures and markets one of the broadest portfolios of injectable products and leverages revolutionary technology such as its nab™ platform to discover and deliver breakthrough therapeutics that transform the treatment of cancer and other life-threatening diseases. The first FDA approved product to use this nab platform, ABRAXANE®, was launched in 2005 for the treatment of metastatic breast cancer. Abraxis trades on the Nasdaq National Market under the symbol ABBI. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENT

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the benefits of the merger with American BioScience, the benefits of the co-promotion and product acquisition agreements with AstraZeneca and guidance on operations in 2006. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, failure of the benefits of the merger to materialize, difficulties in integrating the businesses and operations of the two companies, the adverse impact of production delays on the sales and marketing of the combined company’s products, the costs associated with the ongoing launch of ABRAXANE and research and development associated with the nab™ technology platform, the continued market adoption and demand of ABRAXANE in North America and its potential market penetration outside of the U.S., difficulties or delays in developing, testing, obtaining regulatory approval of, and producing and marketing any other products, including those in Abraxis BioScience’s pipeline, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in Abraxis BioScience’s Form 10-K for the year ended December 31, 2005 and other documents it has filed with the Securities and Exchange Commission.

CONTACT (Investor and Media Inquiries):

Christine Cassiano

Director, Corporate Communications

(310) 826-5102

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Page 5 – Abraxis 2006 First Quarter Financial Results

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three months ended March 31,
	2006	2005	% Change
Net sales	$143,754	$120,681	19%
Cost of sales	63,655	46,219	38%

Gross profit	80,099	74,462	8%

Percent to sales	55.7%	61.7%
Operating expenses:
Research and development	6,890	5,926
Selling, general and administrative	32,589	32,828
Other	(476)	(539)

Total operating expenses	39,003	38,215	2%

Percent to sales	27.1%	31.7%
Income from operations	41,096	36,247	13%
Percent to sales	28.6%	30.0%
Other income, net	1,284	600
Income before income taxes	42,380	36,847	15%
Income tax expense	14,833	14,002

Net income	$27,547	$22,845	21%

Net income per share:
Basic	$0.38	$0.32

Diluted	$0.37	$0.31

Weighted - average common shares outstanding:
Basic	72,606	70,894

Diluted	73,902	73,919

The composition of stock-based compensation included above is as follows:
Cost of sales	$728	$829
Research and development	155	176
Selling, general and administrative	1,849	2,104

	$2,732	$3,109

Effective Rate	35.0%	38.0%

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AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2006	December 31, 2005
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$49,711	$26,739
Short-term investments	100,292	54,455
Accounts receivable, net	19,594	61,701
Inventory, net	179,821	175,282
Prepaid expenses and other	14,766	12,286
Deferred income taxes	15,758	16,850

Total current assets	379,942	347,313

Property, plant and equipment, net	143,845	141,941
Other assets	27,048	26,193

Total assets	$550,835	$515,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,436	$29,280
Accrued expenses	44,824	42,399

Total current liabilities	67,260	71,679

Long-term deferred income tax liability	1,629	1,629

Total liabilities	68,889	73,308
Stockholders’ Equity
Common stock	80	79
Additional paid-in capital	279,490	269,127
Amounts due from American BioScience, Inc.	(19,669)	(21,096)
Deferred stock-based compensation	—	—
Retained earnings	276,221	248,674
Accumulated other comprehensive income	2,098	1,629
Less treasury stock, at cost	(56,274)	(56,274)

Total stockholders’ equity	481,946	442,139

Total liabilities and stockholders’ equity	$550,835	$515,447

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AMERICAN PHARMACEUTICAL PARTNERS, INC.

GAAP TO PRO FORMA NET INCOME RECONCILIATION

(unaudited, in thousands, except per share amounts)

	Three months ended March 31,		EPS Impact (d)
	2006	2005	Q1 2006	Q1 2005
Reported net income	$27,547	$22,845	$0.37	$0.31
Stock compensation (FAS 123(R)) (a)	2,732	3,109	0.03	0.03
ABI merger related expenses (b)	1,156	—	0.01	—
Income tax benefit (c)	(1,361)	(1,191)	—	—

Pro forma net income	$30,074	$24,763	$0.41	$0.34

Pro forma net income per diluted share	$0.41	$0.34

Weighted - average common shares outstanding diluted	73,902	73,919

(a)	To eliminate non-cash costs associated with stock compensation.
(b)	To eliminate costs associated with the ABI Merger.
(c)	To reverse the tax benefit related stock compensation and merger costs.
(d)	EPS impact is net of tax.